EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74217) pertaining to the 1998 Stock Option Plan, and in the Registration Statement on Form S-8 (No. 33-36165) pertaining to the 1998 Stock Option Plan, of our report dated January 12, 2000, with respect to the consolidated financial statements of Community Trust Bancorp, Inc. and subsidiaries included in this Annual Report Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

March 29, 2002